UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 5, 2012

Robert Half International Inc.

(Exact name of registrant as specified in its charter)

Delaware	01-10427	94-1648752
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2884 Sand Hill Road, Menlo Park, CA	94025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 234-6000

NO CHANGE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

The Company’s prior filings contained disclosures regarding three lawsuits against the Company filed in the California Superior Court: one by Plaintiff Mark Laffitte, on behalf of himself and a putative class of salaried Account Executives and Staffing Managers; one by Plaintiff Isabel Apolinario, on behalf of herself and a putative class of salaried Account Executives and Staffing Managers; and one by Plaintiff Van Williamson, on behalf of himself and a putative class of salaried Account Executives and Staffing Managers. As previously reported by the Company, the Company believes it has meritorious defenses to the allegations and has vigorously defended against each litigation. As disclosed in the Company’s Current Report on Form 8-K dated April 24, 2012, and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, these cases were set for voluntary mediation on June 18, 2012. On July 5, 2012, the parties to these lawsuits entered into a Memorandum of Agreement which is expected to settle and resolve all claims. The settlement will result in a non-recurring after-tax charge to second quarter 2012 Net Income of approximately $11.4 million. The actual settlement of the cases is contingent upon the execution of a formal written settlement agreement approved by the courts.

The lawsuits alleged overtime, interest and other payments were due for the period from September 2000 to the present, a period of approximately 12 years. The Company was advised by its counsel that continued litigation of these lawsuits would take several more years. While the settlement agreement covers the full period from September 2000 to the present, the substantial majority of the settlement amount relates to 2007 and before. During 2007, changes were made to the Company’s compensation plans that the Company believes significantly reduced its exposure to liability for subsequent periods.

While the Company continues to believe it has meritorious defenses to these cases, it determined that entering into this settlement at this time was in the best interest of the Company and its stockholders. The following are some of the factors that were considered in the decision to enter into the settlement agreement:

•	The 12 year liability period covered by the cases.

•

The nature of the law in California, as opposed to federal law and the law in other states, with respect to the matters covered by the suits, including, but not limited to, standards of proof and the method for calculating damages, including interest.

•	The savings from ending the significant legal defense costs involved.

•

Steps the Company has taken, and plans to take, that it believes reduce its risk in this area. For example, new employment agreements were entered into during 2012 with substantially all employees which require individual arbitration of claims. There can, of course, be no assurance that these, or other changes under consideration, will be enforceable or effective in reducing the Company’s exposure in this area, especially in light of possible future changes in governing law.

During June 2012, the Company resolved certain outstanding tax matters, resulting in a non-recurring reduction of the Company’s tax expense for the second quarter of 2012 of approximately $3.3 million.

The litigation settlement and tax resolution noted above, combined, have a non-recurring impact of reducing second quarter Net Income and Earnings Per Share by $8.1 million and $0.06 per share, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Robert Half International Inc.

Date: July 5, 2012	By:	/s/ M. Keith Waddell
	Name:	M. Keith Waddell
	Title:	Vice Chairman, President and Chief Financial Officer